Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No.333-154252, 333-222513, 333-228789, 333-231489, 333-238218, 333-264877, and 333-266791 ) on Form S 8 and the Registration Statements (No.333-271891 and 333-270606) on Form S-3 of Veru Inc. of our report dated December 8, 2023 except for Notes 18 and 19 as to which the date is April 1, 2024, relating to the consolidated financial statements of Veru Inc., appearing in this Annual Report on Form 10 K/A of Veru Inc. for the year ended September 30, 2023.

/s/ RSM US LLP

Chicago, Illinois

April 1, 2024